Exhibit 99.2

Ken Volk, Corporate Communications
(301) 968-6390

Judith Wilkinson/Jeremy Jacobs
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

FOR IMMEDIATE RELEASE

THE MILLS RECEIVES ACQUISITION PROPOSAL
FROM SIMON AND FARALLON FOR $24 IN CASH PER SHARE

CHEVY CHASE, MD. (February 5, 2007) -- The Mills Corporation (NYSE:MLS) announced that it has received a proposal from Simon Property Group, Inc. (NYSE:SPG) and Farallon Capital Management, L.L.C., The Mills’ largest shareholder, to acquire The Mills for $24 in cash per share. Simon and Farallon propose to effect the acquisition by a tender offer to acquire the common stock of The Mills for cash, followed by a merger in which non-tendering shareholders would receive the same consideration, and to offer holders of limited partnership units in The Mills Limited Partnership the right to receive either $24 per unit in cash or a fixed number of units of Simon’s operating partnership at a price determined based upon the price of SPG stock at the time a merger agreement is entered into. The proposal also contemplates replacing the loan and credit facility that Brookfield Asset Management, Inc. provided to The Mills in connection with Brookfield’s merger agreement with The Mills.

The Mills’ Board of Directors will, in accordance with its fiduciary duties, and subject to and in accordance with the terms of the current merger agreement with Brookfield, promptly consider the proposal. At this time, the current merger agreement with Brookfield remains in effect, and The Mills’ Board of Directors has not yet reached any determination as to the Simon/Farallon proposal. There can be no assurance as to whether the Simon/Farallon proposal will lead to a definitive binding agreement with the Simon/Farallon group.

The Mills will file a current report on Form 8-K with the U.S. Securities and Exchange Commission containing a copy of the proposal letter from Simon and Farallon group. The current report on Form 8-K will be available on the SEC’s website, http://www.sec.gov, and on The Mills’ website, http://www.themills.com.

About The Mills Corporation

The Mills Corporation, based in Chevy Chase, MD, is a developer, owner and manager of a diversified portfolio of retail destinations, including regional shopping malls and market-dominant retail and entertainment centers. It currently owns 38 properties in the United States totaling approximately 47 million square feet. The Mills is traded on the New York Stock Exchange under the ticker: MLS. For more information, visit The Mills’ website at www.themills.com.

Forward-Looking Statements

Statements in this press release that are not historical – including, among other things, as to the expected timing of the completion of the proposed merger with Brookfield and the proposal received from Simon and Farallon – may be deemed forward-looking statements within the meaning of US federal securities laws or forward-looking information within the meaning of Canadian Provincial securities laws. Although The Mills believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will be attained or that the transaction will be completed and it is possible that our actual circumstances and results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The completion of and benefits from the transaction are subject to certain risks and uncertainties, including required approvals of The Mills’ stockholders and regulatory agencies, the other conditions to the completion of the merger, the possibility that the anticipated benefits of the merger cannot be fully realized or may take longer to realize than expected, and other risk factors relating to The Mills business and its industry as detailed from time to time in The Mills’ reports filed with the SEC. The Mills undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to The Mills’ various filings with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual reports on Form 10 K, for a discussion of such risks and uncertainties.

Important Information

The Mills and Brookfield intend to file a proxy statement/prospectus with the U.S. Securities and Exchange Commission in connection with the proposed acquisition by Brookfield Asset Management, Inc. Stockholders of The Mills are urged to read the proxy statement/prospectus when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the proxy statement/prospectus as well as other filings containing information about The Mills and the merger, when available, without charge, at the U.S. Securities and Exchange Commission’s Internet site (http://www.sec.gov). In addition, copies of the proxy statement/prospectus and other filings containing information about The Mills and the merger can be obtained, when available without charge, by directing a request to The Mills Corporation, Attention: Investor Relations, 5425 Wisconsin Avenue, Suite 500, Chevy Chase, Maryland 20815, by phone at (301) 968-8367, or on The Mills’ Internet site at http://www.themills.com.

The Mills and its officers and directors may be deemed to be participants in the solicitation of proxies from The Mills’ stockholders in connection with the merger. Additional information regarding the interests of potential participants in the proxy solicitation will be included in the definitive proxy statement/prospectus and other relevant documents that The Mills intends to file with the Securities and Exchange Commission in connection with the scheduled special meeting of its stockholders.

Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

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